Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "ADVAXIS, INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF JUNE, A.D. 2006, AT 10:13 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

3497292 8100

060594711

AUTHENTICATION: 4847272

DATE: 06-22-06

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ADVAXIS, INC.

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Advaxis, Inc. (the "*Corporation*"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "*GCL*"), does hereby certify that:

1. The name of the Corporation is Advaxis, Inc.

2. The Corporation was originally incorporated and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 28, 2002 under the name Advaxis, Inc.

3. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "*Board*") and the Corporation's sole stockholder in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and restates in its entirety the Corporation's Certificate of Incorporation, as amended or supplemented prior to the date hereof.

4. The Corporation's Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Advaxis, Inc. (the "*Corporation*").

SECOND: The address of the registered office of the Corporation is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904 in the county of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares which the Corporation shall have the authority to issue is Five Hundred Five Million (505,000,000) shares of which Five Hundred Million (500,000,000) shares shall be designated "Common Stock" and have a par value of $0.001 per share, and Five Million (5,000,000) shares shall be "blank check" preferred stock and have a par value of $0.001.

FIFTH: The Corporation is to have perpetual existence.

73415

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:13 PM 06/20/2006
FILED 10:13 PM 06/20/2006
SRV 060594711 - 3497292 FILE

SIXTH: In furtherance and not in limitation of the powers conferred by statute and except as otherwise provided herein, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

SEVENTH: The number of directors which constitute the whole Board of Directors of the Corporation shall be as specified in the bylaws of the Corporation.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

NINTH:

A. The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("*Section 145*"), the Corporation is permitted or empowered to make such indemnification, and to the fullest extent permitted by law. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145.

B. No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the Corporation's request as a director of another corporation, partnership, joint venture, trust or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise. Neither any amendment nor repeal of this Article NINTH (B), nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH (B), shall eliminate or reduce the effect of this Article NINTH (B) in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH (B), would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: The directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation so provide.

ELEVENTH: The Corporation has opted out of Section 203 of the General Corporation Law of the Sate of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed as of this 29th day of March, 2006.

ADVAXIS, INC.

By: /s/ Roni Appel
Name: Roni Appel
Title: President